                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           MORGAN STANLEY GROUP INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                           MORGAN STANLEY GROUP INC.
- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

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Notes:

                           MORGAN STANLEY GROUP INC.
                          1251 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020

                                                                  April 26, 1995

Dear Stockholder:

  You are cordially invited to attend the 1995 Annual Meeting of Stockholders of Morgan Stanley Group Inc. The meeting will be held on Thursday, June 8, 1995 at 9:30 A.M. at 1251 Avenue of the Americas, 31st Floor, New York, New York. We hope that you will be able to attend. Enclosed you will find a notice setting forth the business expected to come before the meeting, the Proxy Statement, a form of proxy and a copy of the Company's 1994 Annual Report.

  Whether or not you plan to attend the meeting in person, your shares should be represented and voted at the meeting. Accordingly, after reading the enclosed Proxy Statement, kindly complete, sign, date and promptly return the proxy in the enclosed self-addressed envelope. No postage is required if it is mailed in the United States. If you later decide to attend the meeting and wish to vote your shares personally, you may revoke your proxy at any time before it is exercised.

                                          Very truly yours,

                                          /s/ Richard B. Fisher
                                          Richard B. Fisher
                                          Chairman

                                          /s/ John J. Mack
                                          John J. Mack
                                          President

                           MORGAN STANLEY GROUP INC.
                          1251 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020

                               ----------------

                 NOTICE OF 1995 ANNUAL MEETING OF STOCKHOLDERS

                                                                  April 26, 1995

  The 1995 Annual Meeting of Stockholders of Morgan Stanley Group Inc. will be held at 1251 Avenue of the Americas, 31st Floor, New York, New York on Thursday, June 8, 1995 at 9:30 A.M. for the following purposes:

    1. To elect directors.

    2. To approve the selection of Ernst & Young LLP as independent auditors.

    3. To transact such other business as may properly come before the meeting.

  The record date for the determination of stockholders entitled to vote with respect to this solicitation is the close of business on April 10, 1995.

                                          By Order of the Board of Directors,

                                          /s/ Jonathan M. Clark
                                          Jonathan M. Clark
                                          General Counsel and Secretary

                               TABLE OF CONTENTS

                                                                        PAGE NO.
                                                                        --------
Introduction...........................................................     1
Election of Directors..................................................     3
Board of Directors Meetings, Committees and Fees.......................     5
Stock Ownership of Management..........................................     6
Principal Stockholders.................................................     7
Stockholders' Agreement................................................     8
Interest of Management in Certain Transactions.........................     9
Compensation of Executive Officers.....................................    10
Compensation Committee Report on Executive Officer Compensation........    15
Compensation Committee Interlocks and Insider Participation............    19
Performance Graph......................................................    20
Appointment of Independent Auditors....................................    21
Stockholder Proposals..................................................    21
Other Matters..........................................................    21

                           MORGAN STANLEY GROUP INC.
                          1251 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020

                               ----------------

                                PROXY STATEMENT

                               ----------------

                                  INTRODUCTION

  This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors of Morgan Stanley Group Inc., a Delaware corporation (together with its consolidated subsidiaries, the "Company", unless the context indicates otherwise), to be used at the 1995 Annual Meeting of Stockholders of the Company to be held on Thursday, June 8, 1995 at 9:30 A.M. and at any adjournments thereof. The approximate date on which this Proxy Statement and the accompanying form of proxy are first being sent to stockholders is April 26, 1995.

  Holders of the Company's Common Stock, par value $1.00 per share (the "Common Stock"), as of the close of business on April 10, 1995 will be entitled to vote at the Annual Meeting. On that date, there were 77,172,357 shares of Common Stock outstanding (excluding treasury shares), each of which is entitled to one vote with respect to each matter to be voted on at the meeting. The Company's transfer books will not be closed. In addition, on April 10, 1995 there were 3,790,786 outstanding shares of the Company's ESOP Convertible Preferred Stock (the "ESOP Stock"), each of which is entitled to 1.35 votes with respect to each matter to be voted on at the meeting. The Common Stock and the ESOP Stock vote together as a single class.

  A proxy in the accompanying form that is properly executed, duly returned and not subsequently revoked will be voted in accordance with instructions contained thereon. If no instructions are given with respect to the matters to be acted on, proxies will be voted as follows: for the election of the nominees for directors named below, for the approval of the selection of Ernst & Young LLP as independent auditors of the Company and otherwise in accordance with the judgment of the person or persons voting the proxy on any other matter properly brought before the meeting.

  A stockholder who executes a proxy (other than a proxy granted pursuant to the Voting Agreements referred to below) may revoke it at any time before it is exercised by giving written notice to the General Counsel and Secretary of the Company, by subsequently filing another proxy or by attending the Annual Meeting and voting in person.

  Each proposal presented in this Proxy Statement will be approved if it is authorized by the affirmative vote of a majority of the combined voting power of the shares of Common Stock and ESOP Stock represented at the meeting. An abstention with respect to any proposal will be counted as present for purposes of determining the existence of a quorum and will have the practical effect of a negative vote as to that proposal. Brokers (other than the Company's wholly owned subsidiary, Morgan Stanley & Co. Incorporated ("Morgan Stanley")) that do not receive instructions are entitled to vote on each proposal presented in this Proxy Statement. Under the rules of the New York Stock Exchange, Inc. (the "NYSE"), if Morgan Stanley does not receive instructions it is entitled to vote such shares only in the same proportion as the shares represented by votes cast by all record holders with respect to such proposal. In the event of a broker non-vote with respect to any other proposal coming before the meeting arising from the absence of authorization by the beneficial owner to vote as to that proposal if such proposal requires specific authorization, the proxy will be counted as present for purposes of determining the existence of a quorum but will not be deemed as present and entitled to vote as to that proposal for purposes of determining the total number of shares of which a majority is required for adoption.

  Certain stockholders of the Company hold their shares of Common Stock subject to agreements relating to, among other things, the voting and disposition of such shares. Such agreements include the Stockholders'

Agreement dated as of February 14, 1986 (the "Stockholders' Agreement") among the Company and those persons who were stockholders (the "Recapitalization Signatories") of the Company at the time of a recapitalization effected in contemplation of the Company's initial public offering (all of whom were Managing Directors or Principals of Morgan Stanley and employees of the Company at such time), and various voting agreements (the "Plan Agreements" and, together with the Stockholders' Agreement, the "Voting Agreements") entered into between the Company, certain of its employees and/or a trustee for a trust that holds shares of Common Stock on behalf of such employees (together with the Recapitalization Signatories, the "Signatories") in connection with the granting to such employees of stock awards, stock unit awards and/or option awards under the Company's 1988 Equity Incentive Compensation Plan (the "Equity Incentive Compensation Plan"), options under the Company's 1986 Stock Option Plan (the "Stock Option Plan") and performance units under the Company's Performance Unit Plan (the "Performance Unit Plan"). The shares of Common Stock subject to the Plan Agreements have been issued pursuant to stock awards or stock unit awards and performance units granted to eligible employees under the Equity Incentive Compensation Plan and the Performance Unit Plan, respectively, and upon the exercise of option awards and options granted to eligible employees under the Equity Incentive Compensation Plan and the Stock Option Plan, respectively. Shares of ESOP Stock are not subject to any of the Voting Agreements.

  The Voting Agreements provide that, before any vote of the stockholders of the Company occurs, a preliminary vote (the "Preliminary Vote") will be taken at which each Signatory who is an employee of the Company on such date may vote all of his shares of Common Stock subject to the Voting Agreements in such manner as such Signatory may determine in his sole discretion. At any meeting of the stockholders called to vote with respect to any corporate action, a Signatory who was an employee of the Company at the time of the Preliminary Vote or a trustee for a trust that holds shares of Common Stock on behalf of such employee must vote the shares of Common Stock that are subject to the Voting Agreements in accordance with the vote of the majority of the shares of Common Stock voted in the Preliminary Vote. Signatories who are no longer employed by the Company on the date of the Preliminary Vote are not required to vote such shares of Common Stock in accordance with the vote of the majority of the shares of Common Stock voted in the Preliminary Vote. See "Stockholders' Agreement".

  At April 10, 1995, 24,761,160 shares of Common Stock (constituting approximately 30.1% of the votes that are entitled to be cast at the 1995 Annual Meeting) were subject to voting restrictions contained in the Voting Agreements and will be required to be voted in accordance with the results of this year's Preliminary Vote. A Preliminary Vote with respect to the proposals presented in this Proxy Statement will be taken on or about May 22, 1995. Pursuant to the Voting Agreements, all such shares of Common Stock are required to be voted in accordance with the vote of the majority of the shares of Common Stock voted in the Preliminary Vote.

  The expenses of the preparation of proxy materials and the solicitation of proxies for the 1995 Annual Meeting will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by certain employees of the Company by telephone, telegraph or other means and by Georgeson & Company Inc. Employees will receive no additional compensation for such solicitation, and Georgeson & Company Inc. will receive a fee of $7,000 for its services. The Company will reimburse brokers, including Morgan Stanley, and other nominees for costs incurred by them in mailing proxy materials to beneficial holders in accordance with the rules of the NYSE.

  In February 1992, the Board of Directors approved a change in the Company's fiscal year-end from December 31 to January 31, effective for the 1992 fiscal year, and the period from January 1, 1992 to January 31, 1992 was a transition period. As used herein, "Fiscal 1992" refers to the twelve month period from February 1, 1992 to January 31, 1993, "Thirteen Month Period" refers to the thirteen month period from January 1, 1992 to January 31, 1993, "Fiscal 1993" refers to the twelve month period from February 1, 1993 to January 31, 1994 and "Fiscal 1994" refers to the twelve month period from February 1, 1994 to January 31, 1995. In February 1995, the Board of Directors approved a change in the Company's fiscal year-end from January 31 to November 30, effective for the 1995 fiscal year.

                             ELECTION OF DIRECTORS

  Eleven persons are to be elected to serve on the Board of Directors until the Company's next Annual Meeting and their respective successors shall have been elected and qualified.

  If any nominee shall become unable to stand for election as a director at the meeting, an event not now anticipated by the Board of Directors, the proxy may be voted for a substitute designated by the Board of Directors. The nominees for election as directors and a brief biography of each nominee are listed below. There are no family relationships among any directors, executive officers or nominees.
- --------------------------------------------------------------------------------

  Richard B. Fisher

  Mr. Fisher, age 58, has served as Chairman of the Board of Directors of the Company and Morgan Stanley since January 1991. From January 1984 through
December 1990, he served as President of the Company and Morgan Stanley. He has been a director and a Managing Director of the Company since July 1975 and a director and a Managing Director of Morgan Stanley since July 1970. He was a partner in Morgan Stanley & Co., the predecessor of Morgan Stanley, from July
1970 through June 1975.
- --------------------------------------------------------------------------------

  John J. Mack

  Mr. Mack, age 50, has served as President of the Company and Morgan Stanley since June 1993. He has been a director and a Managing Director of the Company since December 1987 and was a director and a Managing Director of the Company from January 1979 to March 1986. Mr. Mack has been a director and a Managing Director of Morgan Stanley since January 1979.
- --------------------------------------------------------------------------------

  Barton M. Biggs

  Mr. Biggs, age 62, has been a director and a Managing Director of the Company since May 1991 and a director and a Managing Director of Morgan Stanley since
July 1973. He was a director and a Managing Director of the Company from July
1975 to March 1986. He was a partner in Morgan Stanley & Co. from June 1973 through June 1975. Mr. Biggs is also chairman of the board of directors of The Latin American Discovery Fund, Inc., Morgan Stanley Emerging Markets Fund,
Inc., Morgan Stanley Africa Investment Fund, Inc., Morgan Stanley India
Investment Fund, Inc. and Morgan Stanley Emerging Markets Debt Fund, Inc.
- --------------------------------------------------------------------------------

  Peter F. Karches

  Mr. Karches, age 43, has been a director and Managing Director of the Company since February 1994. He has also served as director and Managing Director of Morgan Stanley since January 1985.
- --------------------------------------------------------------------------------

  Sir David A. Walker

  Sir David Walker, age 55, has been a director of the Company since November 1994, a director of Morgan Stanley since February 1995 and a Managing Director of Morgan Stanley since November 1994. Before joining the Company, Sir David was Deputy Chairman of Lloyds Bank PLC in England. From 1988 to 1992 he was Chairman of the Securities and Investments Board, the British authority that regulates the securities markets. From 1982 to 1988 he was the executive director of the Bank of England and remained as a non-executive director at the Bank until early 1993. Sir David is also a director of Reuters Holdings PLC.
- --------------------------------------------------------------------------------

  Daniel B. Burke

  Mr. Burke, age 66, is retired. He served as chief executive officer of
Capital Cities/ABC, Inc. from 1990 until February 1994. He also served as president and chief operating officer of that corporation from 1986 until
February 1994 and has been one of its directors since 1967. Mr. Burke is also a director of Avon Products, Inc., Consolidated Rail Corporation, and Rohm and
Haas Company. Mr. Burke has been a director of the Company since February 1994.
- --------------------------------------------------------------------------------

  Dick Cheney

  Mr. Cheney, age 54, has been a senior fellow of the American Enterprise Institute, a public policy research organization, since January 1993. He served as Secretary of Defense of the United States from March 1989 to January 1993 and as a member of the United States House of Representatives from January 1979 to March 1989. Mr. Cheney is also a director of IGI, Inc., The Proctor & Gamble Company, Union Pacific Corporation, and U.S. West, Inc. Mr. Cheney has been a director of the Company since June 1993.
- --------------------------------------------------------------------------------

  S. Parker Gilbert

  Mr. Gilbert, age 61, is retired. He served as Chairman of the Board of
Directors of the Company and Morgan Stanley from January 1984 through December 1990. He was President of the Company and Morgan Stanley from January 1983 through December 1983. He was a Managing Director of the Company from July 1975 through December 1990 and a director and a Managing Director of Morgan Stanley from May 1970 through December 1990. From January 1969 through June 1975, Mr. Gilbert was a partner in Morgan Stanley & Co. He has been a director of the Company since July 1975. Mr. Gilbert is also a director of Burlington Resources Inc., ITT Corporation, and Taubman Centers, Inc.
- --------------------------------------------------------------------------------

  Allen E. Murray

  Mr. Murray, age 66, is retired. He served as chairman of the board of directors and chief executive officer of Mobil Corporation from February 1986 until March 1994 and as one of its directors from May 1977 until March 1994.
Mr. Murray also served as president and chief operating officer of that corporation from November 1984 until March 1993. He is also a director of
Lockheed Martin Corporation, Metropolitan Life Insurance Company and Minnesota Mining & Manufacturing Company. Mr. Murray has been a director of the Company since November 1992.
- --------------------------------------------------------------------------------

  Paul F. Oreffice

  Mr. Oreffice, age 67, is retired. He served as chairman of the board of directors of The Dow Chemical Company from May 1986 until December 1992 and was one of its directors from January 1971 until December 1992. Mr. Oreffice served as chief executive officer of that corporation from May 1978 until December
1987 and as president from May 1978 until May 1987. He is also a director of
CIGNA Corporation, The Coca-Cola Company, and Northern Telecom Limited. Mr. Oreffice has been a director of the Company since December 1987.
- --------------------------------------------------------------------------------

  Paul J. Rizzo

  Mr. Rizzo, age 67, is retired. He served as Vice Chairman and Director of International Business Machines Corporation from January 1993 through December 1994. He has been a partner in Franklin Street Partners since 1992. From
September 1987 until 1992, he was Dean of Kenan-Flagler Business School at the University of North Carolina--Chapel Hill. Mr. Rizzo is also a director of
Johnson & Johnson, McGraw-Hill, Inc., and Ryder System, Inc. Mr. Rizzo was a director of the Company from July 1986 through December 1992 and has been a director since February 1995.
- --------------------------------------------------------------------------------

                BOARD OF DIRECTORS MEETINGS, COMMITTEES AND FEES

  The Board of Directors held six meetings and acted by unanimous written consent on three occasions during Fiscal 1994. Messrs. Fisher, Mack, Biggs, Karches, Matschullat (who is not standing for re-election to the Board of Directors) and Walker currently are the members of the Executive Committee of the Board of Directors, which is authorized to exercise all the powers of the Board of Directors in the management of the business and affairs of the Company to the fullest extent permitted by law and the Certificate of Incorporation of the Company. The Executive Committee of the Board of Directors held one meeting and acted by unanimous written consent on eight occasions during Fiscal 1994. In addition to the Executive Committee, the Board of Directors has established a standing Audit Committee and a standing Compensation Committee. The Company does not maintain a standing nominating committee.

  The Audit Committee, among other things, recommends to the Board of Directors the Company's independent auditors, confers with the Company's independent auditors and internal auditors concerning the scope of their respective examinations, reviews the Company's financial statements and the work of the Company's independent auditors and internal auditors and obtains recommendations concerning internal controls. Messrs. Oreffice and Murray are the current members of the Audit Committee. The Audit Committee held three meetings during Fiscal 1994.

  The Company's Compensation Committee determines the compensation policies applicable to the senior officers of the Company and establishes the total compensation for each senior officer in light of these policies. The Compensation Committee also addresses all questions of interpretation, administration and application of the Company's employee benefit plans, including the Equity Incentive Compensation Plan, the Stock Option Plan, the Performance Unit Plan and the 1988 Capital Accumulation Plan (the "Capital Accumulation Plan"). The Compensation Committee held three meetings and acted by unanimous written consent on five occasions during Fiscal 1994. The current members of the Compensation Committee are Messrs. Oreffice, Gilbert and Murray. See "Compensation Committee Report on Executive Officer Compensation"; "Compensation Committee Interlocks and Insider Participation".

  During Fiscal 1994, each of the Directors attended at least seventy-five percent of the meetings of the Board of Directors and the Committees on which he served.

  Messrs. Fisher, Mack, Biggs, Karches, Matschullat and Walker do not receive any additional compensation for acting as directors of the Company. Directors who are not employees of the Company or a subsidiary (the "Outside Directors") receive a director's fee of $40,000 for each full fiscal year served (prorated for those directors serving part of a fiscal year). Each Outside Director who served on the Board of Directors in Fiscal 1994 has been granted 200 shares of Common Stock pursuant to the Company's 1993 Stock Plan for Outside Directors for services to the Company during Fiscal 1994 (prorated for those directors serving part of Fiscal 1994) and in subsequent fiscal years each Outside Director will be granted 200 shares of Common Stock for each full fiscal year served (prorated for any director serving part of the year). Directors receive no additional compensation for participation on committees of the Board. Lewis
W. Bernard, who served as a director of the Company until June 1994, was paid $23,611 for his services as an Advisory Director during Fiscal 1994. In addition, pursuant to a consulting arrangement with the Company for his consulting services during Fiscal 1994, Mr. Cheney was paid $100,000. For his services during Fiscal 1995, Mr. Cheney will be paid $100,000 and, at the Company's sole discretion, a year-end bonus.

                         STOCK OWNERSHIP OF MANAGEMENT

  The following table shows certain information concerning the number of shares of the Company's capital stock beneficially owned, directly or indirectly, as of April 10, 1995, by each director and nominee, and by all current directors and executive officers as a group.

                                                               COMMON STOCK
                                                            -------------------
                                                            AMOUNT AND
                                                            NATURE OF
                                                            BENEFICIAL PERCENT
                        BENEFICIAL OWNERS                   OWNERSHIP  OF CLASS
                        -----------------                   ---------- --------
      Richard B. Fisher(1)(2)(3)(4)........................ 2,789,616     3.6%
      John J. Mack(1)(2)(3)(4)............................. 1,375,826     1.8%
      Barton M. Biggs(1)(2)(3)(4).......................... 1,350,489     1.8%
      Peter F. Karches(1)(2)(3)(4).........................   651,923       *
      Robert W. Matschullat(1)(2)(3)(4)....................   395,563       *
      Sir David A. Walker..................................         0       *
      Daniel B. Burke......................................     1,200       *
      Dick Cheney..........................................       833       *
      S. Parker Gilbert(2)(4).............................. 1,399,066     1.8%
      Allen E. Murray......................................     3,050       *
      Paul F. Oreffice.....................................    12,600       *
      Paul J. Rizzo........................................     1,483       *
      All current directors and executive officers as a
       group (15 persons)(1)(2)(3)(4)...................... 8,123,956    10.5%

- --------
(1) Except as otherwise disclosed below, the voting and disposition of the shares of Common Stock are subject to the terms of the Voting Agreements. See "Introduction" and "Stockholders' Agreement".
(2) Includes 313,242; 329,849; 154,333; 200,149; 110,928; 199,760; and
    1,377,052 shares for Messrs. Fisher, Mack, Biggs, Karches, Matschullat, Gilbert and all current directors and executive officers as a group, respectively, that may be acquired upon the exercise of options that are exercisable within 60 days after April 10, 1995. Such options were granted pursuant to the Equity Incentive Compensation Plan or the Stock Option Plan.
(3) Includes 200,163; 197,341; 138,256; 250,175; 112,001; and 967,976 shares of
    Common Stock underlying stock unit awards granted Messrs. Fisher, Mack, Biggs, Karches, Matschullat and all current directors and executive officers as a group, respectively, as part of 1990, 1991, Thirteen Month Period, Fiscal 1993 and Fiscal 1994 compensation pursuant to the Equity Incentive Compensation Plan. With respect to all such stock unit awards, an equivalent number of shares of Common Stock held in trust will be voted in accordance with the results of the Preliminary Vote.
(4) Includes 1,056.52; 1,056.52; 1,056.52; 1,056.52; 1,056.52; 332.37; and
    6,918.32 shares of Common Stock into which an equivalent number of shares of ESOP Stock are convertible which have been allocated to Messrs. Fisher, Mack, Biggs, Karches, Matschullat, Gilbert and all current directors and executive officers as a group, respectively. Each share of ESOP Stock is entitled to 1.35 votes with respect to each matter to be voted on at the 1995 Annual Meeting. ESOP participants have the ability to direct the voting with respect to ESOP Stock allocated to them. Such shares are not subject to the Voting Agreements.
- --------
*  Indicates beneficial ownership of less than 1% of the outstanding Common
   Stock.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding each person or group of persons known to the Company as of April 10, 1995 to be the beneficial owner of more than 5% of any class of the Company's voting securities.

                                                        SHARES OF COMMON
                                                             STOCK
                                                       BENEFICIALLY OWNED
               NAME OF PERSONS OR                ------------------------------
               IDENTITY OF GROUP                   NUMBER               PERCENT
               ------------------                ----------             -------
Signatories to Voting Agreements(1)............. 32,426,368(2)(3)(4)(5)  38.3%
The Equitable Companies Incorporated(6).........  5,149,595(7)            6.7%
FMR Corp.(8)....................................  4,433,400(9)            5.8%

- --------
(1) The voting of the shares of Common Stock received in connection with the Company's 1986 recapitalization is subject to the voting restrictions contained in the Stockholders' Agreement. The voting of Common Stock issued to employees in connection with the Equity Incentive Compensation Plan, the Stock Option Plan and the Performance Unit Plan is generally subject to similar voting restrictions. The information provided relates to the voting power of such securities. The Signatories to the Voting Agreements do not share dispositive power. See "Introduction" and "Stockholders' Agreement".

(2) Includes 7,454,304 shares of Common Stock that may be acquired upon the exercise of options that are exercisable within 60 days after April 10, 1995. Such options were granted pursuant to the Equity Incentive Compensation Plan or the Stock Option Plan. Of these shares, 292,311 will not be subject to the Voting Agreements.

(3) Includes 12,729,329 shares underlying stock unit awards granted pursuant to the Equity Incentive Compensation Plan as part of 1990, 1991, Thirteen Month Period, Fiscal 1993 and Fiscal 1994 compensation. An equivalent number of shares of Common Stock held in trust will be voted in accordance with the results of the Preliminary Vote.

(4) Includes 210,904 shares of Common Stock that are not subject to the Voting Agreements.

(5) Does not include 316,556 shares of ESOP Stock allocated to the Signatories, each share of which is entitled to 1.35 votes with respect to each matter to be voted on at the 1995 Annual Meeting. Such shares are not subject to the Voting Agreements.

(6) The Equitable Companies Incorporated ("Equitable"), having its principal office at 787 Seventh Avenue, New York, NY 10019.

(7) Based on Amendment No. 2 to the Schedule 13G filed for the year ended December 31, 1994 by Equitable jointly on behalf of AXA, a French insurance holding company, and a group of five French mutual insurance companies (the "Mutuelles AXA"). Such Amendment No. 2 indicates that shares are held by subsidiaries of Equitable as follows: (i) 4,371,305 shares are held on behalf of client discretionary investment advisory accounts by Alliance Capital Management L.P. (which has sole dispositive power over all such shares, sole voting power over 2,506,980 such shares, and shared voting power over 90,800 such shares); (ii) 2,990 shares are held by Donaldson, Lufkin & Jenrette Securities Corporation for investment purposes (which has shared dispositive power and no voting power over all such shares); (iii) 765,000 shares are held by The Equitable Life Assurance Society of the United States solely for investment purposes (which has sole dispositive power over all such shares, sole voting power over 720,000 such shares and shared voting power over 45,000 such shares); and (iv) 1,800 shares are held on behalf of client discretionary investment accounts by Wood, Struthers & Winthrop Management Corporation (which has sole dispositive power over all such shares and shared voting power over 750 such shares). Such Amendment No. 2 further indicates that each of AXA, the Mutuelles AXA, as a group, and Equitable, by virtue of their relationship to Equitable's subsidiaries, may be deemed to have sole voting power over 3,358,480 of the above-mentioned shares, shared voting power over 136,550 such shares, sole dispositive power over 5,146,605 such shares and shared dispositive power over 2,990 such shares. In addition, such Amendment No. 2 indicates that an additional 8,500 shares are held by AXA RE United States, as to which shares Equitable disclaims beneficial ownership.

(8) FMR Corp., having its principal office at 82 Devonshire Street, Boston, MA 02109.

(9) Based on the Schedule 13G filed for the year ended December 31, 1994. Such
    Schedule 13G indicates that Edward C. Johnson 3rd (chairman of FMR Corp.), Abigail P. Johnson and various Johnson family members and trusts for the benefit of Johnson family members, through their ownership of voting common stock of FMR Corp. and the execution of a family shareholders' voting agreement, form a controlling group with respect to FMR Corp. Such Schedule 13G indicates that 4,349,300 shares are beneficially owned by Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., as a result of acting as an investment adviser to several investment companies (the "Fidelity Funds"). Mr. Johnson, FMR Corp., through its control of Fidelity, and the Fidelity Funds each has sole dispositive power over all such shares. Neither Mr. Johnson nor FMR Corp. has sole voting power over such shares, as such power resides with the Fidelity Funds' Boards of Trustees and is carried out by Fidelity under written guidelines established by such Boards. Such Schedule 13G also indicates that 84,100 shares are beneficially owned by Fidelity Management Trust Company ("Fidelity Trust"), a wholly-owned subsidiary of FMR Corp. and a bank, as a result of its serving as investment manager of certain institutional accounts. Mr. Johnson and FMR Corp., through its control of Fidelity Trust, have sole dispositive power and no voting power over all such shares.

                            STOCKHOLDERS' AGREEMENT

  Prior to a recapitalization effected in contemplation of the Company's initial public offering on March 21, 1986, the Company and the Recapitalization Signatories entered into the Stockholders' Agreement, which relates to the disposition and voting of the shares of Common Stock acquired by such Recapitalization Signatories pursuant to the recapitalization (the "Recapitalization Common Stock"). The Stockholders' Agreement does not prohibit or restrict the acquisition, ownership, disposition or voting by Recapitalization Signatories of any shares of Common Stock not acquired in connection with the Company's recapitalization. Shares acquired pursuant to the Company's employee benefit plans are generally subject to similar restrictions under the Plan Agreements although not all of such shares are subject to the age restrictions described below.

  Except as otherwise determined by the Board of Directors of the Company and subject to applicable legal requirements, Recapitalization Signatories employed by the Company may dispose of their Recapitalization Common Stock only as provided in the Stockholders' Agreement. The Stockholders' Agreement permits each such Recapitalization Signatory to dispose of shares of such Recapitalization Signatory's Recapitalization Common Stock and/or shares of Common Stock acquired pursuant to the Company's Performance Unit Plan and/or Stock Option Plan ("Plan Stock" and, together with the Recapitalization Common Stock, "Total Restricted Stock") in the following amounts, representing the percentage of Total Restricted Stock owned by such Recapitalization Signatory that is permitted to be sold:

            AGE AT DATE      % OF TOTAL RESTRICTED
            OF SALE        STOCK PERMITTED TO BE SOLD
            -----------    --------------------------
            35 through 38             10%
            39 through 42        Additional 10%
            43 through 46        Additional 10%
            47 through 49        Additional 10%
            50 and above         Additional 10%

  Such restrictions are in effect only while the Signatory is an employee of the Company.

  Pursuant to the revised terms of the Stockholders' Agreement, a Recapitalization Signatory employed by the Company may pledge his shares of Recapitalization Common Stock that are not otherwise permitted to be disposed of under the Stockholders' Agreement to a bank to secure a bona fide full recourse loan for value. Any shares of Recapitalization Common Stock so pledged would be free from the restrictions on disposition described above so long as such shares of Recapitalization Common Stock are so pledged, but would thereafter be once again subject to the restrictions on disposition described above, unless the bank has sold such shares of Recapitalization Common Stock pursuant to a bona fide foreclosure proceeding. Any such shares of Recapitalization Common Stock sold pursuant to any such bona fide foreclosure proceeding would be free from the provisions of the Stockholders' Agreement.

  See "Introduction" for information concerning the voting restrictions imposed on shares of Recapitalization Common Stock pursuant to the Stockholders' Agreement.

                 INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

  Other than as described in this Proxy Statement, no director or executive officer of the Company was indebted to the Company during the last fiscal year for any amount in excess of $60,000, and there were no related party transactions among the Company and its executive officers, directors and the holders of more than 5% of the outstanding shares of Common Stock.

  Mr. Mack, through a corporation, owns a car that is utilized in Company business. Reimbursements are made at rates that the Company believes could have been obtained from non-affiliated third parties for comparable services. Aggregate payments made by the Company to Mr. Mack's corporation during the period from February 1, 1994 to March 31, 1995 were $76,000.

  The Company extends, and in the ordinary course of its business during Fiscal 1994 the Company extended, credit to certain directors, officers and employees of the Company and Morgan Stanley, as well as to members of their immediate families, in connection with their purchase of securities. Such extensions of credit have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with non-affiliated third parties, and did not involve more than normal risk of collectibility or present other unfavorable features. To the extent that officers and employees of the Company and Morgan Stanley (and members of their immediate families) wish to purchase securities in brokerage transactions, they are ordinarily required to do so through Morgan Stanley, which offers them a discount of up to 40% on its standard commission rate. Morgan Stanley also, from time to time and in the ordinary course of its business, enters into transactions involving the purchase or sale of securities from or to certain directors, officers and employees of the Company and Morgan Stanley and members of their immediate families, as principal. Such purchases and sales of securities on a principal basis are effected at a discount from the dealer mark-up or mark-down, as the case may be, charged to non-affiliated third parties. Pursuant to its stock repurchase authorization, the Company also may repurchase or acquire shares of Common Stock in the open market and in privately negotiated transactions, including transactions with directors, executive officers and employees. Such transactions are in the ordinary course of business and at prevailing market prices.

  The Company, from time to time, also makes advances to certain of its directors, officers and employees against commissions and other compensation that would otherwise be payable to them in the ordinary course of business and loans in connection with housing and relocation expenses. No interest is charged by the Company on such advances and loans.

  Under the federal securities laws, the Company's directors and executive officers and any person owning more than ten percent of the Company's Common Stock are required to report their initial ownership of Common Stock and any subsequent change in that ownership to the Securities and Exchange Commission (the "SEC") and the NYSE and to provide copies of any such forms they file to the Company. Based solely upon its review of copies of forms and written representations from certain reporting persons, the Company believes that for Fiscal 1994, each of its officers, directors and greater than ten percent shareholders has complied with all such applicable filing requirements.

                       COMPENSATION OF EXECUTIVE OFFICERS

  Summary of Cash and Certain Other Compensation. The following table summarizes the compensation paid by the Company and its subsidiaries to the Company's five most highly compensated executive officers who were serving as executive officers at January 31, 1995 (the "named executive officers") for services rendered in all capacities to the Company and its subsidiaries for Fiscal 1992, Fiscal 1993 and Fiscal 1994.

                           SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                   ANNUAL COMPENSATION            COMPENSATION
                             -------------------------------- ---------------------
NAME                                                          RESTRICTED SECURITIES
AND                                                             STOCK    UNDERLYING  ALL OTHER
PRINCIPAL                                                      AWARD(S)   OPTIONS   COMPENSATION
POSITION                YEAR SALARY ($)(2)(3) BONUS ($)(3)(4)   ($)(5)     (#)(6)      ($)(7)
- ----------------------  ---- ---------------- --------------- ---------- ---------- ------------
Richard B. Fisher:      1994     $575,000       $2,062,500        --       99,138     $15,000
 Chairman of the Board  1993      475,000        4,437,500    $5,628,494     --        23,584
 of Directors and       1992      475,000        2,862,500     2,895,375     --        20,979
 Managing Director(1)
John J. Mack:           1994     $550,000       $2,025,000        --       96,596     $15,000
 President and          1993      450,000        4,325,000    $5,463,488     --        23,584
 Managing Director      1992      450,000        2,875,000     2,917,110     --        20,979
Barton M. Biggs:        1994     $450,000       $1,700,000        --       74,565     $15,000
 Managing Director      1993      450,000        2,950,000    $3,446,770     --        23,584
                        1992      450,000        2,375,000     2,046,348     --        20,979
Peter F. Karches:       1994     $300,000       $2,025,000        --       96,596     $15,000
 Managing Director
Robert W. Matschullat:  1994     $450,000       $1,475,000        --       59,313     $15,000
 Managing Director      1993      450,000        2,950,000    $3,446,770     --        23,584
                        1992      300,000        2,450,000     2,176,935     --        20,979

- --------
    For each of the above named executive officers, compensatory information is provided for years during which they served as executive officers of the Company.
(1) The Company does not have an executive officer designated as "Chief Executive Officer"; however, for purposes of complying with rules of the SEC, Mr. Fisher is deemed the "CEO" in this table.
(2) As a result of the change in fiscal year in 1992, Messrs. Fisher, Mack, Biggs and Matschullat were paid $40,232, $38,115, $38,115 and $25,410, respectively, representing the additional salary earned for the month of January 1992, which is approximately 1/12 of the amount shown in the table for Fiscal 1992.
(3) Includes amounts contributed by each of the named executive officers to various deferred compensation plans of the Company.
(4) Includes for the years indicated amounts representing annual cash bonus.
    The amounts reported also include the value of any units awarded pursuant to the Capital Accumulation Plan. The Capital Accumulation Plan provides participation in certain investments that the Company has made directly or indirectly in other entities.
    As result of the change in fiscal year in 1992, Messrs. Fisher, Mack, Biggs and Matschullat were paid an additional $242,452, $243,511, $201,161 and $207,513, respectively, representing cash bonus and Capital Accumulation Plan units earned for the month of January 1992, which is approximately 1/12 of the amount shown in the table for Fiscal 1992.
(5) The amounts reported represent the market value of the Common Stock underlying vested and unvested restricted stock units at the date of grant, without taking into account any diminution in value attributable to the restrictions on such stock units. Awards of restricted stock units were made on

    February 25, 1994 for performance in Fiscal 1993; the closing price of the Common Stock on that date as reported on the Consolidated Transaction Reporting System was $66.75 per share. Awards of restricted stock were made on February 9, 1993 for performance in the Thirteen Month Period; the closing price of the Common Stock on that date as reported on the Consolidated Transaction Reporting System was $59.875 per share.
    As a result of the change in fiscal year in 1992, Messrs. Fisher, Mack, Biggs and Matschullat were awarded restricted stock units valued at grant date at $245,188, $247,044, $173,278 and $184,355, respectively, representing restricted stock units earned for the month of January 1992, which is approximately 1/12 of the amount shown in the table for Fiscal 1992.
    The vesting schedule for restricted stock units awarded as part of Fiscal 1992 and Fiscal 1993 compensation to all Managing Directors, including the named executive officers, is as follows: 60% of each award reported in the table above vested upon grant; the remaining 40% of the award will vest in ten equal annual installments. Dividend equivalents are paid on restricted stock units (including unvested units) at the same rate as dividends paid to stockholders of Common Stock.
    Vested and unvested restricted stock units awarded as part of Fiscal 1992 and Fiscal 1993 compensation generally do not convert into shares of Common Stock and are not transferable for ten years after award. Restricted stock units, whether vested or unvested, may not be sold, assigned, exchanged, pledged, hypothecated or otherwise disposed of or encumbered prior to the lapse of restrictions on transferability. Restricted stock units, whether vested or unvested, are subject to forfeiture in certain circumstances specified by the Compensation Committee.
    The aggregate number of restricted stock units (including units awarded prior to the years reported) and the market value ascribed thereto as of January 31, 1995 for each of the named executive officers are as follows:
    Mr. Fisher-200,163 ($12,035,801); Mr. Mack-197,341 ($11,866,114); Mr. Biggs-
    138,256 ($8,313,333); Mr. Karches-250,175 ($15,043,023) and Mr. Matschullat-
    112,001 ($6,734,620). For a discussion of the difference between the value ascribed to restricted stock units pursuant to SEC rules and the value ascribed to restricted stock units by the Compensation Committee, see "Compensation Committee Report on Executive Officer Compensation".
(6) Awards of stock options were made for services performed in Fiscal Year 1994. The vesting schedule for stock options awarded as part of Fiscal 1994 compensation to all Managing Directors, including the named executive officers, is as follows: 60% of each award reported in the table above vested and was exercisable upon grant; the remaining 40% of the award will vest and become exercisable in nine annual installments. The expiration date for the stock options is January 31, 2005. The terms of stock option awards may vary slightly in certain non-U.S. jurisdictions.
    Stock options awarded as part of Fiscal 1994 compensation, whether vested or unvested, may not be sold, assigned, exchanged, pledged, hypothecated or otherwise disposed of or encumbered. Stock options, whether vested or unvested, are subject to forfeiture in certain circumstances specified by the Compensation Committee. Any shares acquired upon the exercise of options generally may not be transferred or sold prior to January 31, 2005, except to the extent required to cover the exercise price and tax liability arising upon exercise.
(7) The amounts reported consist of contributions by the Company to the Company's Deferred Profit Sharing Plan ("DPSP") and the Company's Employee Stock Ownership Plan ("ESOP"). For amounts reported, the Company contributed 50% to the DPSP and 50% to the ESOP. Contributions to the DPSP and the ESOP are made on December 31 and relate to the preceding twelve months. No contributions were attributable to the month of January 1995. As a result of the change in fiscal year, the Company contributed an additional $1,907 (50% attributable to the DPSP and 50% attributable to the ESOP) on behalf of each of Messrs. Fisher, Mack, Biggs and Matschullat representing amounts earned for the month of January 1992, which is approximately 1/12 of the amount shown in the table for Fiscal 1992.

  Compensation to Managing Directors and Principals of Morgan Stanley who are not executive officers of the Company may exceed the compensation paid to the named executive officers.

  Stock Options. The following table provides information concerning stock options granted to each named executive officer by the Company for services performed during Fiscal 1994.

                       OPTION GRANTS IN LAST FISCAL YEAR

                           NUMBER OF      PERCENT OF
                           SECURITIES   TOTAL OPTIONS                             GRANT DATE
                           UNDERLYING     GRANTED TO   EXERCISE                    PRESENT
                            OPTIONS       EMPLOYEES      PRICE                      VALUE
NAME                     GRANTED (#)(1) IN FISCAL YEAR ($/SH)(2) EXPIRATION DATE    ($)(3)
- ----                     -------------- -------------- --------- ---------------- ----------
Richard B. Fisher.......     99,138          1.8%       $59.50   January 31, 2005 $1,460,898
John J. Mack............     96,596          1.7%        59.50   January 31, 2005  1,423,439
Barton M. Biggs.........     74,565          1.3%        59.50   January 31, 2005  1,098,790
Peter F. Karches........     96,596          1.7%        59.50   January 31, 2005  1,423,439
Robert W. Matschullat...     59,313          1.1%        59.50   January 31, 2005    874,036

- --------
(1) The stock option grants provide that 60% of the options granted are fully vested and exercisable upon grant. The remaining 40% of the options granted vest and become exercisable in nine annual installments. Any shares acquired upon the exercise of options generally may not be transferred or sold prior to January 31, 2005, except to the extent required to cover the exercise price and tax liability arising upon exercise.
(2) The Compensation Committee approved the grant of stock options on February 13, 1995 with an exercise price, determined pursuant to its authority under the Equity Incentive Compensation Plan, equal to the average high and low sale price of a share of Common Stock, as reported on the Consolidated Transaction Reporting System, for the last five trading days of Fiscal 1994, the fiscal year in which the services to which the option grants relate were performed.
(3) Options were valued using a modified Black-Scholes option pricing model. The assumptions used as the variables in the model include: 23% volatility (Common Stock price daily volatility for one-year period prior to January 31, 1995); a 7.51% risk-free rate of return (the average continuous yield of a ten-year zero coupon U.S. Treasury Bond expiring November 2004, taken over the last five trading days of Fiscal 1994); a 1.9% annual dividend yield (the dividend yield at January 31, 1995); and a ten year option life (equal to the term of the option, assuming exercise at the end of the option term). A discount of 40% was applied to the option value yielded by the pricing model to reflect the non-transferability of the shares of Common Stock underlying such stock options. The data relating to the hypothetical value is presented pursuant to SEC rules. The actual amount, if any, realized upon the exercise of stock options will depend on the market price of the Common Stock relative to the exercise price of the stock option at the time the stock option is exercised. There is no assurance that the hypothetical values of the stock options reflected in the table will be realized.

  The following table provides information concerning unexercised stock options held by each named executive officer as of January 31, 1995 and reflects the fact that no options were exercised during Fiscal 1994 by the named executive officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                    NUMBER OF SECURITIES
                                                   UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                         OPTIONS AT          IN-THE-MONEY OPTIONS AT
                                                        FY-END (#)(1)             FY-END ($)(2)
                                                  ------------------------- -------------------------
                         SHARES ACQUIRED  VALUE
NAME                     ON EXERCISE (#) REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- ----                     --------------- -------- ----------- ------------- ----------- -------------
Richard B. Fisher.......        --          --      313,242      39,656     $8,003,689        $0
John J. Mack............        --          --      329,849      38,639      9,198,691         0
Barton M. Biggs.........        --          --      184,492      29,826      4,680,623         0
Peter F. Karches........        --          --      200,149      38,639      5,092,743         0
Robert W. Matschullat...        --          --      110,928      23,726      2,681,059         0

- --------
(1) The sale or disposition of shares of Common Stock underlying certain of the options is restricted.
(2) The value of unexercised, in-the-money options is based upon the difference between the exercise prices of all such options and $59.50, the fair market value, as determined by the Compensation Committee, of a share of Common Stock, which is equal to the average high and low sale price of a share of Common Stock, as reported on the Consolidated Transaction Reporting System, for the last five trading days of Fiscal 1994. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the Common Stock relative to the exercise price per share of Common Stock of the stock option at the time the stock option is exercised. There is no assurance that the values of unexercised in-the-money stock options reflected in this table will be realized.

  Pension Plans. Morgan Stanley's Pension Plan (the "Pension Plan") is a defined benefit pension plan which covers all employees of Morgan Stanley who have completed at least one year of service with Morgan Stanley or one of its affiliates. There is no maximum age limit to the eligibility requirements. The Pension Plan provides for normal retirement benefits beginning at age 65 but permits earlier retirement at or after attaining age 55 (subject to a reduction in benefits if payments commence earlier than age 60). Salary is defined to include the highest five years of base compensation during the last ten years prior to retirement, excluding bonuses, overtime and other supplemental compensation. All participants become vested after completing five years of service.

  In addition to the Pension Plan, Morgan Stanley has adopted an Excess Benefit Plan for participants in the Pension Plan whose benefits are reduced pursuant to limitations imposed by the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") on pensions paid under Federal income tax qualified plans. Employees covered by the Excess Benefit Plan receive a benefit equal to the amount of benefit disallowed under the Pension Plan due to such limitations, including for 1994 a $150,000 limit (subject to being increased annually for inflation) on the amount of compensation that can be taken into account for qualified pension plan purposes.

  Morgan Stanley also maintains a Supplemental Executive Retirement Plan covering current and former Managing Directors and Principals of Morgan Stanley who are not less than 55 years of age and have completed at least five years of service and whose age plus years of service equals or exceeds 65. Benefits without any reduction are paid if payment occurs at or after age 60. Benefits payable under the Supplemental Executive Retirement Plan are also reduced by benefits payable under the Pension Plan and the Excess Benefit Plan and pension plans of affiliates of Morgan Stanley and of former employers. For participants who commence receiving benefits in 1989 and beyond, the annual benefit payable under the Supplemental Executive Retirement Plan (as reduced in the preceding sentence) is further reduced to the extent that total retirement benefits do not exceed $140,000. Participants are fully vested under the Supplemental Executive Retirement Plan at all times. Messrs. Fisher and Biggs currently meet the eligibility requirements of, and Mr. Gilbert is currently receiving payments under, the Supplemental Executive Retirement Plan.

  The following table illustrates the total estimated annual normal retirement pension benefits, including Excess Benefit Plan and Supplemental Executive Retirement Plan amounts, payable upon normal retirement at age 65 to participants for the specified remuneration and years of credited service classifications set forth below. Benefit amounts are computed on a straight life annuity basis. There is no off-set for the payment of social security benefits although the calculation of benefits takes social security covered compensation into consideration.

                               PENSION PLAN TABLE

      ANNUAL PENSION BENEFITS BASED ON YEARS OF CREDITED SERVICE AT AGE 65

  FINAL
 AVERAGE
  SALARY    5 YRS.  10 YRS.  15 YRS.  20 YRS.  25 YRS.  30 YRS.  35 YRS.
 -------   -------- -------- -------- -------- -------- -------- --------
 $100,000  $ 20,000 $ 30,000 $ 40,000 $ 50,000 $ 50,000 $ 55,000 $ 60,000
  150,000    30,000   45,000   60,000   75,000   75,000   82,500   90,000
  200,000    40,000   60,000   80,000  100,000  100,000  110,000  120,000
  250,000    50,000   75,000  100,000  125,000  125,000  137,500  140,000
  300,000    60,000   90,000  120,000  140,000  140,000  140,000  154,522
  350,000    70,000  105,000  140,000  140,000  140,000  154,947  180,772
  400,000    80,000  120,000  140,000  140,000  147,873  177,447  207,022
  450,000    90,000  135,000  140,000  140,000  166,623  199,947  233,272
  500,000   100,000  140,000  140,000  148,298  185,373  222,447  259,522
  550,000   110,000  140,000  140,000  163,298  204,123  244,947  285,772
  600,000   120,000  140,000  140,000  178,298  222,873  267,447  312,022
  650,000   130,000  140,000  144,974  193,298  241,623  289,947  338,272
  700,000   140,000  140,000  156,224  208,298  260,373  312,447  364,522

  The compensation of the individuals named in the Summary Compensation Table for purposes of determining benefits under the Pension Plan, the Excess Benefit Plan and the Supplemental Executive Retirement Plan during calendar 1994 is the amount reported as base salary in the Summary Compensation Table. As of March 31, 1995, the credited years of service (rounded to the nearest whole year) for each of the individuals named in the Summary Compensation Table are as follows:
Mr. Fisher-33; Mr. Mack-21; Mr. Biggs-20; Mr. Karches-19; and Mr. Matschullat-
12.

        COMPENSATION COMMITTEE REPORT ON EXECUTIVE OFFICER COMPENSATION

  The Company's Compensation Committee determines the compensation policies applicable to the senior officers of the Company, including Messrs. Fisher, Mack, Biggs, Karches and Matschullat, who were the five highest paid executive officers for Fiscal 1994 (collectively, the "Senior Executives"). The Committee establishes the total compensation for each of the Senior Executives in light of these policies and in accordance with certain requirements imposed by
Section 162(m) of the Internal Revenue Code, as explained more fully below. In addition, the Compensation Committee reviews proposed annual compensation packages of other executive officers and certain Managing Directors, and administers and makes awards under the Company's employee benefit plans, including the Equity Incentive Compensation Plan and the Capital Accumulation Plan.

  The Compensation Committee is composed of Paul F. Oreffice, S. Parker Gilbert and Allen E. Murray, none of whom is, or during the previous year has been, an officer or employee of the Company. The Compensation Committee meets from time to time and also acts by unanimous written consent. See "Board of Directors Meetings, Committees and Fees".

  The Company does not have an executive officer designated as "Chief Executive Officer". For purposes of this Report, Mr. Fisher is referred to as the "Chief Executive Officer".

  COMPENSATION POLICIES APPLICABLE TO EXECUTIVE OFFICERS GENERALLY FOR FISCAL 1994. The Company's executive officer compensation program is designed to be closely linked to corporate performance and returns to stockholders. To this end, the Company has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive officer compensation to the Company's success in meeting annual and long-term performance goals. The overall objectives of this strategy are to:

  . support a pay-for-performance policy that differentiates compensation based on corporate, business unit and individual performance;

  . motivate executive officers to implement and achieve strategic business initiatives and reward them for their achievement;

  . provide compensation opportunities that are comparable to those offered by other leading companies in the financial services industry, thus allowing the Company to compete for and retain talented executive officers who are critical to the Company's long-term success; and

  . align the interests of executive officers with the long-term interests of stockholders by paying a significant portion of executive officer compensation with awards under the Company's equity compensation plans.

  The compensation policies and strategic objectives that have been developed for the Company's executive officers also are applied in determining compensation and compensation plans for the Company's other Managing Directors as well as for other officers and employees.

  The total amount of compensation that the Compensation Committee authorizes to be distributed to executive officers, Managing Directors and other employees for Fiscal 1994 is primarily a function of the financial performance of the Company as a whole. In determining the amount of compensation to be paid to executive officers, the Compensation Committee (1) sets the parameters to be used in allocating Total Reward (as defined below) between cash and non-cash components for all executive officers, (2) determines the appropriate Total Reward for each executive officer and (3) allocates the Total Reward for each executive officer between cash and non-cash components based on the previously determined parameters. In determining the size of aggregate annual Total Reward payable to individuals other than the Senior Executives (whose Total Reward is linked to a formula adopted in accordance with Section 162(m) of the Internal Revenue Code, as more fully described below), no single performance factor or formula is used since the Committee believes that rigid application of quantitative performance measures would omit important qualitative considerations and could discourage important long-term strategic decisions. Accordingly, the intent is to have the executive officer compensation for each year vary in light of Company, business unit and individual performance-related factors. The Compensation Committee takes into consideration such factors as absolute levels of, and year-over-year changes in, net revenues, net income, profit before taxes, earnings available to common stockholders, earnings per share, book value per share and return on stockholders' equity. The Compensation Committee also examines the ratios of compensation to net revenue and compensation to pre-compensation profit before taxes. Although the Compensation Committee considers the aforementioned factors, the Compensation Committee does not assign specific weighting to the factors. Instead, the determination of Total Reward is a more subjective process which focuses on the financial performance factors of the Company and business units as well as the performance of individuals.

  The Compensation Committee also compares the financial performance of the Company with the financial performance of the Financial Services Companies (as defined below). For Fiscal 1994, the Compensation Committee recognized that the Company's return on equity fell below the median return on equity for the Financial Services Companies as a whole. The Compensation Committee noted, however, that the Company continued to make significant strategic investments in both technology and human resources reflecting the Company's long-term commitment to expansion of its core businesses, and that such investments had a negative impact on the Fiscal 1994 return on equity. While the Compensation Committee considers the financial performance and chief executive officer compensation of competitors in its determination of Total Reward, the Compensation Committee does not attempt to set Total Reward in a range established by a comparison of the financial performance and chief executive officer compensation of the Financial Services Companies. For purposes of this Report, the term "Financial Services Companies" refers collectively to the following companies in the financial services industry: Bankers Trust New York Corporation, The Bear Stearns Companies Inc., J.P. Morgan & Co. Incorporated, Merrill Lynch & Co., Inc., Paine Webber Group Inc., Salomon Inc. and The Travelers Inc. The Financial Services Companies are included in the MSCI (R) Domestic Financial Services/Banking Group Index. See "Performance Graph".

  COMPONENTS OF SENIOR EXECUTIVE AND EXECUTIVE OFFICER COMPENSATION. In February 1995, executive officers were awarded Total Reward following a review of the Company's Fiscal 1994 financial performance. The Compensation Committee's policies applicable to each element of Fiscal 1994 compensation for executive officers are discussed below.

  The components of the executive officer compensation program are designed to meet the Company's compensation policies. At present, the executive officer compensation program is composed of two elements that make up the officer's Total Reward: (A) base salary (plus fringe benefits typically offered to executives of major corporations) and (B) incentive compensation which consists of cash incentive compensation (bonus) and non-cash incentive compensation (primarily restricted stock units and stock options). In addition, as Total Reward increases, an increasing percentage of the total is in the form of the Company's restricted stock units and stock options.

  A. Base Salaries. Executive officer base salaries, which are established at the beginning of the year, are a relatively small portion of overall compensation. In determining base salaries individual experience, responsibilities and tenure are taken into account. The base salaries of both Mr. Fisher and Mr. Mack were increased in Fiscal 1994. These were the first increases in the base salaries of Mr. Fisher and Mr. Mack since 1989 and 1990, respectively. These increases were effected in order to keep their base salaries within the mid-range of base salaries paid by the Financial Services Companies. The base salaries for Mr. Fisher and Mr. Mack will remain at the same annual rate for Fiscal 1995.

  B. Incentive Compensation (Cash and Non-Cash). Executive officer incentive compensation is based primarily on the Company's financial performance for the year but also includes an assessment of individual and business unit performance. The Company has consistently maintained the philosophy that compensation of its executive officers and other key employees should be directly and materially linked to operating performance. To achieve this linkage, executive officer compensation is heavily weighted toward incentive compensation paid on the basis of performance. Historically, in years in which the Company's financial performance has been particularly favorable, its executive officers' incentive compensation has increased, and in less favorable years such compensation has been reduced. For example, incentive compensation for Fiscal 1994 is substantially less than Fiscal 1993, reflecting the less favorable financial performance of the Company.

  (i) SECTION 162(M) AND COMPENSATION POLICIES APPLICABLE TO THE SENIOR EXECUTIVES. The Compensation Committee establishes the Total Reward for the Senior Executives through the application of performance criteria. The performance criteria were adopted in accordance with Section 162(m) of the Internal Revenue Code, which limits the deductibility of compensation in excess of $1,000,000 paid to the chief executive officer and the four other most highly compensated officers of a corporation named in the Summary Compensation Table unless the payments are made under qualifying performance-based plans and upon the attainment of certain performance goals. In March 1994, the Compensation Committee established and approved performance criteria applicable to the Senior Executives that determine the amount of Total Reward payable to each of the Senior Executives. The performance criteria include a formula which links compensation of the Senior Executives to the Company's return on equity versus the Company's cost of equity capital and annual growth in book value per share. The Compensation Committee has certified in accordance with Section 162(m) that the Company's financial results for Fiscal 1994 have satisfied the performance criteria for Fiscal 1994. After an analysis of the considerations set forth above, for Fiscal 1994 the Compensation Committee awarded Total Reward to the Senior Executives that was substantially below the amounts of Total Reward yielded by the application of the compensation formula contained in the performance criteria.

  Compensation payable to the Senior Executives has been paid partly in cash and partly in the form of stock options. The Compensation Committee awarded an average of approximately 35% of Senior Executives' Total Reward in stock options for Fiscal 1994 compared with approximately 42% of Total Reward in restricted stock units for Fiscal 1993.*

  (ii) RESTRICTED STOCK UNITS AND STOCK OPTIONS. As part of incentive compensation for Fiscal 1994, all Managing Directors, including all Senior Executives, received awards of restricted stock units and/or stock options under the Equity Incentive Compensation Plan. The value of restricted stock units and/or stock options awarded to each Managing Director was a fixed percentage of Total Reward applied on the same basis to all plan participants. The value of stock-based compensation earned cannot be realized immediately and will be dependent on the market value of the Company's stock well into the future. Thus, the ultimate value of the restricted stock unit and stock option awards will depend on the continued success of the Company and will provide a continuing incentive to an executive officer long after the award has been granted.

  The value ascribed to such restricted stock units by the Compensation Committee was based on a 40% discount from the fair market value of the Common Stock in order to compensate for significant restrictions on disposition (by sale or otherwise) of these units. The value ascribed to these units by the Compensation Committee differs from the amounts reported in the Summary Compensation Table under the column headed "Restricted Stock Awards" because those amounts are based on the undiscounted price of Common Stock on the date of grant. See "Compensation of Executive Officers--Summary of Cash and Certain Other Compensation".

  In addition, options to purchase Common Stock of the Company have been awarded in lieu of a percentage of restricted stock units as part of executive officer compensation for services rendered during Fiscal 1994. The number of options awarded was calculated by multiplying the number of restricted stock units that the individual would have otherwise received by 2.42, a figure derived by the application of a modified Black-Scholes option pricing model. See "Compensation of Executive Officers--Stock Options".
- --------
* Based upon the Compensation Committee's valuation of Total Reward, stock-based compensation and Capital Accumulation Plan units.

  (iii) OTHER NON-CASH INCENTIVE COMPENSATION. As part of non-cash incentive compensation for each of Fiscal 1992, Fiscal 1993 and Fiscal 1994, certain Managing Directors, including all Senior Executives, also received awards of units under the Capital Accumulation Plan. The value of units awarded to each Managing Director was a fixed percentage of incentive compensation applied on the same basis to all plan participants. The Capital Accumulation Plan provides participation in certain investments that the Company has made directly or indirectly in other entities. Awards under the Capital Accumulation Plan are designed to foster cross-divisional cooperation, reduce the Company's holdings of illiquid investments, and maximize the long-term value of these investments.

  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. The amount of Total Reward that could be paid to the Chief Executive Officer was established consistent with the provisions of the performance criteria set in accordance with Section 162(m), as discussed above. In making the determination regarding the amount of Total Reward to be awarded to the Chief Executive Officer for Fiscal 1994, the Compensation Committee took into account the individual and Company performance measures and policies described above. Specifically, the Committee took into account the Chief Executive Officer's role in promoting the long-term strategic growth of the Company during a period of difficult market conditions, including the Company's focus on cross-divisional cooperation and continuing expansion internationally. It noted that the Company's Fiscal 1994 financial performance was not as favorable as performance in Fiscal 1993 and that the Company's return on stockholders' equity decreased from 23.7% in Fiscal 1993 to 8.8% in Fiscal 1994. In light of the foregoing, the Committee deemed it appropriate to award the Chief Executive Officer incentive compensation in the form of cash equal to $1,907,500; stock options in lieu of restricted stock units with a value established by the Compensation Committee of $1,462,500 which, following the application of a 40% discount to the fair market value of the Common Stock used to determine the number of restricted stock units and multiplying the resulting number of restricted stock units by 2.42, translated into 99,138 stock options; and an award of $155,000 under the Capital Accumulation Plan. The amount of Total Reward paid to the Chief Executive Officer in connection with Fiscal 1994 is approximately 53% below that awarded to him in Fiscal 1993.**

  As noted above, with respect to amounts of base salary compensation paid to the Chief Executive Officer for Fiscal 1994, the Compensation Committee in early 1994 increased his base salary, taking into account his duties and responsibilities, the longevity of his service to the Company and a comparison of base salaries of chief executive officers of the Financial Services Companies.

  While the Committee intends to pursue a strategy of maximizing the deductibility of compensation paid to executive officers for the 1995 and future fiscal years, it also intends to maintain the flexibility to take actions that it considers to be in the best interests of the Company and its stockholders, and which may be based on considerations in addition to tax deductibility. The Committee will review the performance program in effect for the 1995 fiscal year and will determine at a subsequent date whether a similar program, or some other program, will be appropriate for future fiscal years.

                                          The Compensation Committee

                                          Paul F. Oreffice, Chairman
                                          S. Parker Gilbert
                                          Allen E. Murray

- --------
** Based upon the Compensation Committee's valuation of Total Reward, stock-based compensation and Capital Accumulation Plan units.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company's Compensation Committee is composed of Messrs. Oreffice, Gilbert and Murray, none of whom is, or during the previous year has been, an officer or employee of the Company. Mr. Gilbert had been a senior executive officer of the Company until his retirement in December 1990. See "Election of Directors".

  During Fiscal 1994, no executive officer of the Company: (i) served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Company's Compensation Committee; (ii) served as a director of another entity, one of whose executive officers served on the Company's Compensation Committee; or (iii) served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

                               PERFORMANCE GRAPH

  The line graph which follows charts the yearly percentage change in cumulative stockholder return on an investment in the Company's Common Stock
(MS) against each of the Standard & Poor's 500 Index(R) (the "S&P 500(R)") and the MSCI(R) Domestic Financial Services/Banking Group Index (the "MSCI(R) Index"), a peer group index consisting of major financial services companies, in each case, assuming an investment of $100 on January 31, 1990 (weighted on the basis of market capitalization) and cumulation and reinvestment of all dividends paid thereafter through January 31, 1995. The line graph is not intended to be indicative of future stock performance.


                         [GRAPH APPEARS HERE]

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
                AMONG MORGAN STANLEY GROUP INC., S&P 500 INDEX
          AND MSCI(R) DOMESTIC FINANCIAL SERVICES/BANKING GROUP INDEX

                        MORGAN
                        STANLEY
Measurement period      GROUP           S&P             MSCI(R)
(Fiscal year Covered)   INC.            500(R)          Index
- ---------------------   ---------       ---------       ---------
Measurement PT -        $ 100           $ 100           $ 100
01/90

FYE 01/91               $ 103           $ 108           $ 117
FYE 01/92               $ 199           $ 133           $ 189
FYE 01/93               $ 202           $ 147           $ 212
FYE 01/94               $ 288           $ 166           $ 291
FYE 01/95               $ 222           $ 167           $ 247

- --------
(1) The MSCI(R) Index was constructed by Morgan Stanley Capital International, the Company's global financial information database. The MSCI(R) Index consists of the following companies: Bankers Trust New York Corporation, The Bear Stearns Companies Inc., J.P. Morgan & Co. Incorporated, Merrill Lynch & Co., Inc., Morgan Stanley Group Inc., Paine Webber Group Inc., Salomon Inc, and The Travelers Inc. American Express Company, which had been included in the MSCI(R) Index in the Company's 1994 Proxy Statement, distributed to its shareholders in 1994 its interest in Lehman Brothers Holdings, Inc.; thus, American Express Company has been deleted from the MSCI(R) Index because it is no longer engaged in the line of business for which it was initially included.

                      APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors, based on the recommendation of the Audit Committee, has voted to continue to retain Ernst & Young LLP to serve as independent auditors for the 1995 fiscal year and is submitting its selection of such firm to the stockholders for ratification. If the selection is not ratified, the Board of Directors will reconsider its selection. Ernst & Young LLP will have a representative at the meeting who will be available to answer appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

                             STOCKHOLDER PROPOSALS

  The Company will not consider any stockholder proposal for inclusion in the 1996 Annual Meeting of Stockholders' proxy materials unless received by the Company no later than October 27, 1995.

                                 OTHER MATTERS

  At the date of this Proxy Statement, management has no knowledge of any proposal other than that described herein that will be presented for consideration at the meeting. In the event any other proposal is presented at the meeting, it is intended that the persons named in the enclosed proxy will have authority to vote such proxy in accordance with their judgment on such proposal.

April 26, 1995

                                 Printed on Recycled Paper
                              LOGO

P R O X Y - V O T I N G   D I R E C T I V E

                           MORGAN STANLEY GROUP INC.
 THIS PROXY/VOTING DIRECTIVE IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
        AND RELATES TO THE ANNUAL MEETING OF STOCKHOLDERS, JUNE 8, 1995
  For purposes of a preliminary vote and in accordance with and pursuant to
(i) Article IV, Section 4.1 of the Stockholders' Agreement dated as of February 14, 1986 among Morgan Stanley Group Inc., a Delaware corporation (the "Company"), and the persons listed on Appendix A thereto and/or (ii) Appendix A to the Morgan Stanley Group Inc. 1986 Stock Option Plan and/or (iii) Appendix A to the Morgan Stanley Group Inc. Performance Unit Plan and/or (iv) Appendix A to the award agreements or certificates entered into pursuant to the Morgan Stanley Group Inc. 1988 Equity Incentive Compensation Plan and/or
(v) Exhibit B to the Trust Agreement (the "Trust Agreement") dated as of March 5, 1991 between the Company and State Street Bank and Trust Company, as trustee (collectively, the "Voting Agreements"), the undersigned, being subject to voting restrictions in one or more of such Voting Agreements, does hereby (A) vote the shares of Common Stock of the Company held by the undersigned which have been issued pursuant to, or are subject to, one or more of the Voting Agreements (other than the number of such shares that corresponds to the number of Stock Units awarded to the undersigned under the Morgan Stanley Group Inc. 1988 Equity Incentive Compensation Plan (the "Trust Shares") and are held by the trustee referred to above (the "Trustee")) in accordance with any instructions on the reverse side, and (B) instruct the Trustee to vote Trust Shares in accordance with any instructions on the reverse side.
  With respect to shares of Common Stock (other than Trust Shares) of the Company held by the undersigned which have been issued pursuant to, or are subject to, one or more of the Voting Agreements (other than the Trust Agreement), the undersigned hereby appoints Jonathan M. Clark and Philip N. Duff, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to vote the number of such shares of Common Stock of the Company which shares the undersigned has the power to vote at the Annual Meeting of Stockholders of the Company to be held on June 8, 1995 at 1251 Avenue of the Americas, New York, New York, and at any adjournments thereof, in accordance with the results of the preliminary vote referred to above irrespective of the instructions on the reverse side and with the same effect as though the undersigned were present in person and voting such shares. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.
  I hereby agree that all power and authority hereby conferred is coupled with an interest and is irrevocable and, to the extent not prohibited by law, shall not be terminated by any act of the undersigned or by operation of law or by the occurrence of any event whatsoever, including, without limitation, the death, incapacity, dissolution, liquidation, termination, bankruptcy, dissolution of marital relationship or insolvency of the undersigned or any similar event. If, after the execution of this document, any such event shall occur before the completion of the actions contemplated hereby, the above-designated attorneys and Trustee are nevertheless authorized and directed to complete all of such actions, to the extent required by the Voting Agreements.
  In the event that the undersigned has executed this document but has not indicated his vote on any of the proposals on the reverse, the number of his shares subject to the Voting Agreements or held on his behalf will be voted in favor of any such above proposal for purposes of the preliminary vote among employee stockholders of the Company who are subject to one or more Voting Agreements.
  The validity, enforceability, interpretation and construction of the foregoing shall be determined in accordance with the substantive laws of the State of New York. THIS PROXY/VOTING DIRECTIVE IS IRREVOCABLE.

[X] PLEASE MARK YOUR                                                        0562
    VOTE AS IN THIS
    EXAMPLE.

THIS PROXY/VOTING DIRECTIVE WILL BE VOTED AS DIRECTED. IF THIS PROXY/VOTING DIRECTIVE IS SIGNED AND RETURNED BUT NO DIRECTION IS MADE, SHARES OF COMMON STOCK OTHER THAN TRUST SHARES WILL BE VOTED "FOR" ALL ITEMS SET FORTH BELOW. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.

                               FOR    WITHHELD
1. Election of Directors       [_]       [_]

Nominees: Richard B. Fisher, John J. Mack, Barton M. Biggs, Peter F. Karches, Sir David A. Walker, Daniel B. Burke, Dick Cheney, S. Parker Gilbert, Allen E. Murray, Paul F. Oreffice and Paul J. Rizzo.

FOR, except vote withheld from the following nominee(s)

- -------------------------------------------------------

2. Approval of the selection
   of Ernst & Young LLP as     FOR     AGAINST   ABSTAIN
   independent auditors.       [_]       [_]       [_]

SIGNATURE(S)                                            DATED AS OF MAY 22, 1995
             ------------------------------------------
Please sign EXACTLY as name(s) appears hereon.

P R O X Y - V O T I N G  I N S T R U C T I O N

                           MORGAN STANLEY GROUP INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF STOCKHOLDERS, JUNE 8, 1995

The undersigned hereby appoints Jonathan M. Clark and Philip N. Duff, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to vote the number of shares of common stock of the Company held by the undersigned which shares the undersigned has power to vote at the Annual Meeting of Stockholders to be held on June 8, 1995 at 1251 Avenue of the Americas, New York, New York, and at any adjournments thereof, in accordance with the instructions set forth in this Proxy and with the same effect as though the undersigned were present in person and voting such shares. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

With respect to shares of Common Stock of the Company allocated to my stock account pursuant to the Equity Incentive Compensation Plan (the "EICP Stock"), I, the undersigned, direct State Street Bank and Trust Company, as trustee under the Trust Agreement dated as of April 1, 1994 (a) to vote such shares of EICP Stock at the Annual Meeting and any adjournments thereof in accordance with the directions set forth on the reverse side and (b) to grant a proxy to Jonathan M. Clark or Philip N. Duff, giving them discretion to vote such shares of EICP Stock in connection with such other business as may come before the meeting. I understand that the trustee will not vote any allocated shares of EICP Stock for which no instruction is received.

With respect to the shares of preferred stock ("ESOP Stock") of the Company allocated to my stock account pursuant to the Morgan Stanley Group Inc. and Subsidiaries Employee Stock Ownership Plan (the "ESOP Plan") and a proportion of shares of ESOP Stock held in the trust which have not been allocated to participants in the ESOP Plan, I, the undersigned, direct Northern Trust Company, as trustee, (a) to vote such shares of ESOP Stock at the Annual Meeting and any adjournments thereof in accordance with the directions set forth on the reverse side and (b) to grant a proxy to Jonathan M. Clark or Philip N. Duff, giving them discretion to vote such shares of ESOP Stock in connection with such other business as may come before the meeting. I understand that the trustee will not vote any allocated shares of ESOP Stock for which no instruction is received.

    PLEASE DATE, SIGN AND MAIL THIS PROXY CARD IN THE ACCOMPANYING ENVELOPE
             NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES

[X] PLEASE MARK YOUR                                                       0306
    VOTE AS IN THIS
    EXAMPLE.


THIS PROXY/VOTING INSTRUCTION WILL BE VOTED AS DIRECTED. IF THIS PROXY/VOTING INSTRUCTION IS SIGNED AND RETURNED BUT NO DIRECTION IS MADE IT WILL BE VOTED "FOR" ALL ITEMS SET FORTH BELOW. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.

                                FOR    WITHHELD
1. Election of Directors        [_]       [_]


Nominees: Richard B. Fisher, John J. Mack, Barton M. Biggs, Peter F. Karches, Sir David A. Walker, Daniel B. Burke, Dick Cheney, S. Parker Gilbert, Allen E. Murray, Paul F. Oreffice and Paul J. Rizzo.

FOR, except vote withheld from the following nominee(s)


- -------------------------------------------------------------------------------


2. Approval of the selection of
   Ernst & Young LLP as independent           FOR    AGAINST    ABSTAIN
   auditors.                                  [_]      [_]        [_]



SIGNATURE(S) ___________________________ DATED: __________

Please sign EXACTLY as name(s) appears hereon. Executors, administrators, trustees, guardians or attorneys should so indicate when signing. If signing for a corporation, please indicate your title.